Exhibit 3.4
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
UL LLC
This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated or otherwise modified, this “Agreement”) of UL LLC (the “Company”) is being executed by UL INC. (the “Member”) as of this 10 day of December, 2014, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act).
RECITALS
WHEREAS, the Company was formed as a corporation on September 17, 1997 in the State of Delaware under the name EMC Technology Services, Inc.;
WHEREAS, on October 27, 2007, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation to change its name to Underwriters Laboratories Holdings, Inc.;
WHEREAS, on May 25, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Conversion from a corporation to a limited liability company pursuant to Section 18-214 of the Act and a Certificate of Formation under the name Underwriters Laboratories (USA) LLC;
WHEREAS, Underwriters Laboratories Inc., a Delaware not-for-profit corporation (“UL NFP”), entered into a limited liability company agreement governing the operation of the Company on May 13, 2011 (as amended prior to the date hereof, the “Original LLC Agreement”) as the Company’s sole member;
WHEREAS, on June 27, 2011, the sole member entered into that certain First Amendment to Limited Liability Company Agreement to change the name of the Company to UL LLC;
WHEREAS, on December 31, 2011, the Company entered into that certain Contribution Agreement (the “Contribution Agreement”) by and between the Company, UL NFP and the Member, pursuant to which UL NFP contributed to the Member all of its right, title and interest in and to all of the limited liability company interests of the Company;
WHEREAS, on November 19, 2014, the Member entered into that certain Amended and Restated Limited Liability Company Agreement to amend and restate the Original LLC Agreement to reflect the Company’s name change and current ownership (the “Amended and Restated LLC Agreement”); and

WHEREAS, the Member desires to amend and restate the Amended and Restated LLC Agreement to make additional changes.
NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound, for good an valuable consideration, the Member hereby covenants and agrees to amend and restated the Amended and Restated LLC Agreement in its entirety as follows:
ARTICLE I
THE COMPANY
1.1    Organization. The Company was converted from a corporation to a limited liability company pursuant to the provisions of the Act on May 25, 2011, and the Member hereby agrees to continue the existence and operation of the Company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.
1.2    Company Name. The name of the limited liability company is “UL LLC” and all business of the Company shall be conducted in such name or such other name as the Member shall determine. The Company shall hold all of its property in the name of the Company and not in the name of the Member.
1.3    Purpose. The purpose and business of the Company shall be to conduct and transact any and all lawful business for which limited liability companies may be organized under the Act, and to do any and all acts and things which may be necessary or incidental to the foregoing, the promotion or conduct of the business of the Company or the maintenance and improvement of its property.
1.4    Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act, all other applicable law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion and attainment of the business, purposes or activities of the Company.
1.5    Principal Place of Business. The principal place of business of the Company shall be 333 Pfingsten Road, Northbrook, Illinois 60062 or at such other location as may be designated by the Member from time to time.
1.6    Term. The term of the Company shall be perpetual unless and until the Company is dissolved by the Member or as set forth herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company (as amended from time to time, the “Certificate”) in the manner required by the Act.
1.7    Filings; Agent for Service of Process.
(a)    The Certificate has been filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The Member shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company under the laws of the State of Delaware. The Member shall execute and file amendments to the Certificate whenever required by the Act.
(b)    The Member shall execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.
(c)    The initial registered agent for service of process on the Company in the State of Delaware, and the address of such registered agent, shall be the agent for service of process set forth in the Certificate. The Member may change the registered agent and appoint successor registered agents.
(d)    Upon the dissolution and completion of winding up of the Company, the Member (or, in the event the Member no longer exists, the person responsible for winding up and dissolution of the Company pursuant to Article IV hereof) shall promptly execute and file a certificate of cancellation of the Certificate in accordance with the Act and such other documents as may be required by the laws of any other states or jurisdictions in which the Company has registered to transact business or otherwise filed articles.
1.8    Reservation of Other Business Opportunities. Except and solely to the extent that any business opportunities of the Member are actually exploited by the Company, no business opportunities of the Member shall be deemed the property of the Company. The Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company; and the Company shall have no rights by virtue hereof in or to such other business ventures, or to the income or profits derived therefrom.
ARTICLE II
MANAGEMENT AND MEMBERSHIP
2.1    Management of Company. The business and affairs of the Company shall be managed under the direction and by the approval of the Member. The Member shall have all power and authority to manage, and direct the management of, the business and affairs of the Company, and to make all decisions to be made by the Company. Approval by or on behalf of the Company, whether by consent of or action taken by the Member, shall constitute approval or action by the Company. Any Person dealing with the Company shall be entitled to rely on a certificate or any writing signed by the Member as the duly authorized action of the Company. The Member has the power and authority to bind the Company.
2.2    Written Consent. Any action requiring the vote, consent, approval or action of the Member may be taken by a consent in writing, setting forth the action so taken, by the Member.
2.3    Annual Meeting. The Member shall hold an annual meeting during the month of May, or at such other time as reasonably designated by the Member, at which time the Member shall review and approve the Company’s operations and financial statements and transact such other business as may be properly brought before the meeting. All annual meetings held by the Member shall be held at such place as may be fixed by the Member.
2.4    Books and Records. The Member shall keep proper and usual books and records pertaining to the business of the Company. The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Member shall from time to time determine.
2.5    Salary. No salary shall be paid to the Member for its duties set forth hereunder.
2.6    Resignation. Subject to Section 4.1, the Member may resign from the Company.
2.7    Limited Liability.
(a)    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
(b)    To the extent that at law or in equity, the Member shall have duties (including fiduciary duties) and liabilities to the Company, such duties and liabilities may be restricted by provisions of this Agreement. The Member shall not be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Member by this Agreement.
(c)    The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.
(d)    Any repeal or modification of this Section 2.6 shall not adversely affect any right or protection of the Member existing prior to such repeal or modification.
2.8    Indemnification.
(a)    The Company shall indemnify and hold harmless the Member and each of its respective affiliates, officers, directors, shareholders, agents or employees (the “Parties”) from and against any loss, expense, damage or injury suffered or sustained by the Parties (or any of them) by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or as a result of gross negligence or willful misconduct by any such Party; and provided that such Party reasonably believed that the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interests of the Company. Such indemnification shall be made only to the extent of the assets of the Company.
(b)    To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Party (or any of them) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Party (or any of them) to repay such amount if it shall be determined that the Party is not entitled to be indemnified as authorized in this Section 2.7 hereof.
2.9    Transfer of Interest. The Member may transfer or assign all or a portion of its interest in the Company. Upon a transfer of the Member’s entire interest in the Company, such transferee or assignee shall become the “Member” for all purposes of this Agreement. Upon a transfer or assignment of less than the Member’s entire interest the Company, the Member and such transferee or assignee shall amend this Agreement to reflect such transfer or assignment, or if the terms of such an amendment shall not be agreed upon, the transferring Member may elect to dissolve the Company in its sole discretion.
ARTICLE III
FISCAL MATTERS
3.1    Deposits. All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Member may select.
3.2    Financial Records. All financial records shall be maintained and reported using GAAP, consistently applied.
3.3    Fiscal Year. The fiscal year of the Company shall begin on the first day of January and end on the last day of December each year, unless otherwise determined by the Member.
3.4    Agreements, Consents, Checks, Etc. All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by the Member or those persons authorized from time to time by the Member.
3.5    Transactions with the Member. Except as provided in the Act, the Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and has the same rights and obligations with respect to any such matter as a person who is not the Member.
3.6    Contribution.
(a)    Pursuant to the Contribution Agreement, all of the limited liability company interests of the Company were transferred to the Member by UL NFP and the Member acquired all of UL NFP’s right, title and interest in and to all of the limited liability company interests of the Company and all of UL NFP’s rights under this Agreement. The Member shall be deemed to have made the capital contributions made by UL NFP (or its predecessor in interest) in respect of such contributed interests (the “Initial Contribution”) and is hereby issued 1,000 Units (as defined below) in respect of the Initial Contribution. No interest shall accrue on any contribution and the Member shall not have the right to withdraw or be repaid any contribution except as provided herein.
(b)    For the purposes of this Agreement, “Unit” means a membership interest representing a fractional ownership interest in the capital, profits, losses and distributions of the Company equal to the product of (a) a fraction, the numerator of which is one and the denominator is the number of Units outstanding and (b) the capital, profits, losses and distribution allocated or made to the holders of the Units under this Agreement. All Units shall be identical with each other in every respect. The Company shall maintain a register (the “Unit Register”) reflecting the ownership of the issued Units of the Company. Pursuant to Section 18-702(c) of the Act, Unit certificates may be issued as evidence of ownership.
(c)    In addition to the Initial Contribution, the Member may make additional contributions. Except to the extent of any outstanding commitment of the Member to make a contribution, the Member shall not be obligated to make any additional contributions. The Company may issue additional Units in respect of any additional contributions.
3.7    Distributions. The Company may make distributions as determined by the Member from time to time in accordance with this Agreement; provided, however, that no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company and such distribution does not violate the Act or other applicable law. The Member may, at its sole discretion, elect to receive a distribution from assets other than cash.
ARTICLE IV
LIQUIDATION
4.1    Liquidating Events. The Company shall dissolve and commence winding up and liquidation only upon the first to occur of any of the following (“Liquidation Events”):
(a)    the sale of all or substantially all of the property of the Company;

(b)    the resignation of the Member or any other event that causes the last remaining member of the Company to cease to be a member of the Company, unless the business of the Company is continued in a manner permitted by the Act; or
(c)    the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
4.2    Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Member. The Member shall not take any action which is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Member (or in the event that the Member is dead or no longer exists, the person responsible for winding up the Member’s business and affairs) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient, shall be applied and distributed, subject to any reasonable reserves maintained for contingent, conditional or unmatured obligations of the Company, in the following order:
(a)    first, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to creditors other than the Member;
(b)    second, to the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s debts and liabilities to the Member; and
(c)    the balance, if any, to the Member.
4.3    Member’s Bankruptcy. The Member shall not cease to be the Member solely as a result of the occurrence of any of the following and upon the occurrence of any such event, the business of the Company shall continue without dissolution:
(a)    the Member makes an assignment for the benefit of creditors;
(b)    the Member files a voluntary petition in bankruptcy;
(c)    the Member is adjudged a bankrupt or insolvent, or has entered against him an order of relief, in any bankruptcy or insolvency proceeding;
(d)    the Member files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;
(e)    the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature;

(f)    the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of his properties;
(g)    any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation is not dismissed; or
(h)    appointment of a trustee, receiver or liquidator of the Member.
ARTICLE V
MISCELLANEOUS
5.1    Amendments. This Agreement may be altered, amended or repealed, or a new Agreement may be adopted, upon the consent of the Member.
5.2    Merger and Conversion. The Company may be merged, consolidated or converted with or into any other entity upon the consent of the Member.
5.3    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its respective heirs, legatees, legal representatives, successors, transferees and assigns.
5.4    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforced by any creditor of the Company or Member.
5.5    Construction. The Member shall have the full power and authority to construe and interpret this Agreement.
5.6    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
5.7    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
5.8    Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
5.9    Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member, without regard to the principles of conflicts of laws.

5.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Member had signed a single document. All of the counterparts shall be construed together and shall constitute on agreement.
[signature page follows]

IN WITNESS WHEREOF, the Member has executed this First Amended and Restated Limited Liability Company Agreement as of the day first above set forth.
For and on Behalf of

UL INC.

By:	/s/ Terrence R. Brady

Name: Terrence R. Brady

Title: Senior Vice President Chief Legal Officer, Corporate Secretary, and Chief Ethics & Compliance Officer
[Signature Page to First Amended and Restated
Limited Liability Company Agreement of UL LLC]